Exhibit 99.2
Preliminary Form of Proxy Card of Washington Group
Preliminary Copy
Preliminary Copy WASHINGTON GROUP INTF.RNATIONAI.. INC. SPKCIAI. MUKTINC; OFSTOCKHOLDKRS ., 2007 local time ® Integrated Enfiine* This proxv is solicited by the- Board of Directors of rmup Interiuitioiuil for use ;it tho Special Meeting of Stockholders of Washington Croup International on, 2007. This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will he voted “TOR” Item* 1 ; 2. By signing the proxy, you revoke all prior proxies and appointandand each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. See reverse for voting

Washington Croup Intermit ion a], Inc. There arc thivc vvays to vote your Proxy Your telephone or Iniri in i \ote .Million:.1: the Named Proxies to vote your shares in the same manner as if you marked, signed and returned jmir prosy card. VOTE BY PHONE TOLL FREE 1-SIIII- ___Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until nn , 2007. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTK BY INTERNET —Use the Internet to vote your proxy 24 hours a day, 7 days a week, until on , 2007. ___Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTK BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to, c/o . If you vote Plume or Internet, please do not mail vour Proxy Card 2 Plt’isf detach here Q [“lie Hoard of Directors Recommends a Vote FOR Items 1 and 2. 1. Adoption of the Agreement and Plan of Merger, dated as of May 27, 2007, by and D For D Against D Abstain among URS Corporation, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group International, Inc., pursuant to which Elk Merger Corporation will merge with and into Washington Group International, and each outstanding share of Washington Group International common stock, other than those shares held by URS. any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group International stockholder hasvalidly demanded and perfected appraisal rights under Delaware law, will be converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest, and approval of such merger. 2. Adjournment or postponement of the Washington Group Liter]!atrona 1 special C For D Against D Abstain meeting, if necessary, to permit further1 solicitation of proxies if there are not sufficient votes at the time of the Washington Group International special meeting in favor of the foregoing. THIS PROXY WHEN PROPERLY EXECUTED WILL BK VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL UK VOTED FOR ITEMS 1 and 2. Address Change? Mark Box D Indicate changes below: Date Signature(s) in Box Please sign exactly as your namelsl appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, guardians, executors and attoraeys-in-fact, should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.